UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 28, 2013

     W. R. BERKLEY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-15202	22-1867895
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

475 Steamboat Road, Greenwich, CT	06830
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:                                          (203) 629-3000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

W. R. Berkley Corporation
Current Report on Form 8-K

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 28, 2013, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of W. R. Berkley Corporation (the “Company”), on behalf of the Board of Directors of the Company, terminated the defined benefit retirement benefit under the Supplemental Benefits Agreement with William R. Berkley, as amended and restated on December 21, 2011 and effective as of January 1, 2012 (the “Retirement Benefit”).  The Supplemental Benefits Agreement was put into place to recognize the significant contribution that Mr. Berkley has made to the Company’s past and ongoing success and to reward his long-term service to the Company (38 years, at time of entering into the agreement).  The Retirement Benefit was implemented, in part, as a means to provide Mr. Berkley with a competitive retirement compensation relative to final average pay. Following the Compensation Committee’s decision in 2011 to freeze the amount of the Retirement Benefit effective as of January 1, 2012, the Compensation Committee reviewed the financial and other impacts of continuing to maintain the noncontributory Retirement Benefit.  The Compensation Committee also considered the potential effect of interest rate volatility, the generally increasing actuarially determined life expectancies, the potential for a make-up account payment and the desire to extinguish the Company’s liability.  As a result of that review, the Compensation Committee decided to terminate the Retirement Benefit.  The value of the Retirement Benefit will be distributed to Mr. Berkley in accordance with the terms of the agreement and Section 409A of the Internal Revenue Code.  Additional information regarding the Retirement Benefit, including the projected benefit obligation of the Retirement Benefit at December 31, 2012, is set forth in note 25 of the Company’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W. R. BERKLEY CORPORATION

By:	/s/ Eugene G. Ballard
	Name:	Eugene G. Ballard
	Title:	Senior Vice President -
Chief Financial Officer

Date:  April 2, 2013